Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the QuidelOrtho Corporation Amended and Restated 2018 Equity Incentive Plan and QuidelOrtho Corporation Amended and Restated 1983 Employee Stock Purchase Plan of QuidelOrtho Corporation of our reports dated February 17, 2022, with respect to the consolidated financial statements of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 31, 2022